Exhibit 99.2

COLLEEN BAL, State Bar No. 167637

CHARLES TAIT GRAVES, State Bar No. 197923

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

One Market Plaza

Spear Tower, Suite 3300

San Francisco, California 94105-1126

Telephone: (415) 947-2000

Facsimile: (415) 947-2099

Email:	cbal@wsgr.com tgraves@wsgr.com

Attorneys for Defendant and Cross-Complainant

Arista Networks, Inc.

SUPERIOR COURT OF THE STATE OF CALIFORNIA

COUNTY OF SANTA CLARA

UNLIMITED JURISDICTION

OPTUMSOFT, INC, a California corporation,	)	CASE NO.: 114CV263257
)
Plaintiff,	)	Complaint Filed: April 4, 2014
)
v.	)	ARISTA NETWORKS, INC.’S
	)	ANSWER TO UNVERIFIED
ARISTA NETWORKS, INC., a Delaware	)	COMPLAINT
corporation,	)
	)	JURY TRIAL DEMANDED
Defendant.	)
)
)
)
)
ARISTA NETWORKS, INC., a Delaware	)
corporation,	)
)
Cross-Complainant,	)
vs.	)
)
OPTUMSOFT, INC, a California corporation,	)
)
)
Cross-Defendant.	)
)
)

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ARISTA’S ANSWER TO COMPLAINT	1	CASE NO: 114CV263257

Defendant and Cross-Complainant Arista Networks, Inc. (“Arista”) hereby answers the unverified allegations of Plaintiff and Cross-Defendant Optumsoft, Inc.’s (“Optumsoft”) Complaint filed on April 4, 2014 (the “Complaint”). Except as explicitly admitted herein, each and every allegation of the Complaint is denied.

GENERAL DENIAL

Pursuant to Section 431.30 of the Code of Civil Procedure, Arista generally and specifically denies each and every material allegation contained in the unverified Complaint; denies that Optumsoft has been damaged in any amount, by reason of any act or omission on the part of Arista; and further denies that Optumsoft is entitled to any relief whatsoever.

AFFIRMATIVE DEFENSES

Arista hereby incorporates by reference the facts it alleged in its concurrently-filed Cross-Complaint in this action. Without waiving the foregoing answer, Arista asserts the following separate affirmative defenses.

FIRST AFFIRMATIVE DEFENSE

(Failure to State a Claim)

Optumsoft’s Complaint, and each cause of action alleged within the Complaint, fails to state a claim upon which relief may be granted.

SECOND AFFIRMATIVE DEFENSE

(Estoppel)

Optumsoft’s Complaint, and each cause of action asserted therein, is barred in whole or in part by the equitable doctrine of estoppel. For many years, Optumsoft was aware of the facts of Arista’s software development and Arista’s acts of dominion and control over that software inconsistent with any Optumsoft ownership interest. Optumsoft acted as if it agreed with Arista’s ownership, even to the point of requesting that Arista license certain now-disputed software to a third party, and intended that Arista would rely upon its conduct. At some point, Optumsoft changed its position, and decided to seek ownership of Arista software components distinct from Optumsoft’s software tool. Optumsoft concealed its change of position until 2013, and thus Arista was ignorant of the true state of Optumsoft’s beliefs. Arista acted upon its

ARISTA’S ANSWER TO COMPLAINT	2	CASE NO: 114CV263257

contrary belief – that Optumsoft continued to agree to Arista’s ownership of those components – to continue spending time and resources to develop, maintain, and support that software, to its ultimate prejudice and injury.

THIRD AFFIRMATIVE DEFENSE

(Waiver)

Optumsoft’s Complaint, and each cause of action asserted therein, is barred in whole or in part by the equitable doctrine of waiver. Optumsoft has been aware for many years of the parties’ 2004 agreement and all obligations therein. Among other things, Optumsoft knowingly and intentionally relinquished any purported trade secret rights in certain components of software it packaged for Arista for distribution in source code form, and therefore waived its current claim that Arista disclosed small portions of a few components of Optumsoft source code to third parties. Optumsoft also knowingly and intentionally relinquished any purported ownership rights in Arista software by requesting that Arista license that software to a third party.

FOURTH AFFIRMATIVE DEFENSE

(Laches)

Optumsoft’s Complaint, and each cause of action asserted therein, is barred in whole or in part by the equitable doctrine of laches. Optumsoft unreasonably and inexcusably delayed bringing the current claims despite being in possession of all material facts upon which it bases its claims long ago. This delay has prejudiced Arista by, among other things, allowing Arista to spend time and resources to develop software using Optumsoft’s software tool, without knowing that Optumsoft would later change position and claim ownership of software Arista developed using that tool.

FIFTH AFFIRMATIVE DEFENSE

(Statute of Limitations)

Optumsoft’s Complaint, and each cause of action asserted therein, is barred in whole or in part by the statute of limitations. Among other things, Optumsoft was aware of facts many years ago such that it knew, or should have known, that Arista exercised ownership over the software components now in dispute, but did not file suit until April 2014.

ARISTA’S ANSWER TO COMPLAINT	3	CASE NO: 114CV263257

SIXTH AFFIRMATIVE DEFENSE

(Failure to Mitigate)

Optumsoft’s Complaint, and each cause of action asserted therein, is barred by Optumsoft’s failure to take reasonable efforts to mitigate damages or injury, if any, that would have prevented (or at a minimum, substantially reduced) its alleged injury or damage. For example, Optumsoft waited for many years before asserting new ownership and damages claims under the Agreement, after acquiescing for many years to Arista’s ownership of the software in dispute. Any recovery by Optumsoft must be reduced or barred for this reason.

SEVENTH AFFIRMATIVE DEFENSE

(Ready Ascertainability)

Optumsoft is barred from claiming trade secret misappropriation as to any items of information that were readily ascertainable within the meaning of that affirmative defense under California’s Uniform Trade Secrets Act at the time of the alleged misappropriation.

ADDITIONAL AFFIRMATIVE DEFENSES

(Reservation of Right to Assert Additional Defenses)

Arista may have additional, as yet unidentified, defenses available. Arista reserves the right to assert additional defenses that are revealed by Arista’s investigation of this action or through discovery.

STATEMENT OF INTENTION TO PURSUE SECTION 3426.4 REMEDIES

Because Arista believes that Optumsoft has acted in bad faith within the meaning of Civil Code section 3426.4 – specifically because, among other things, Optumsoft subjectively and objectively knows that it distributed software to Arista in the same form it now contends is an unlawful disclosure – Arista will seek all fees and costs permitted under that statute.

PRAYER FOR RELIEF

Arista requests that the Court enter judgment as follows:

(1)	That Optumsoft take nothing from Arista by its complaint;

ARISTA’S ANSWER TO COMPLAINT	4	CASE NO: 114CV263257

(2)	For judgment in favor of Arista;

(3)	For a finding that Optumsoft initiated and/or maintained its trade secret cause of action in bad faith pursuant to Civil Code Section 3426.4;

(4)	For costs and attorneys’ fees and expert witness fees and court hearing costs; and

(5)	For such other and further relief as this Court deems just and proper.

Dated: April 14, 2014	WILSON SONSINI GOODRICH & ROSATI

By:

Colleen Bal

Attorneys for Defendant and Cross-Complainant Arista Networks, Inc.

ARISTA’S ANSWER TO COMPLAINT	5	CASE NO: 114CV263257